Exhibit 99.1

LIMITED POWER OF ATTORNEY

WHEREAS, Michael Karfunkel (“Grantor”), Leah Karfunkel (“Mrs. Karfunkel”) and Barry Zyskind (“the undersigned,” and together with Mrs. Karfunkel, the “Trustees”) each is a party to a trust agreement, dated as of March 28, 2005 (the “Agreement”); and

WHEREAS, paragraph (E) of clause FIFTH of the Agreement provides that any Trustee may, by revocable power of attorney, delegate to one or more of the co-Trustees then in office the full exercise of all or any powers granted by any provision of the Agreement to the Trustees;

NOW THEREFORE, know all by these presents, that the undersigned hereby makes, constitutes and appoints Mrs. Karfunkel, as the undersigned’s true and lawful attorney-in-fact, with full power and authority as hereinafter described on behalf of and in the name, place and stead of the undersigned to:

(1)           exercise sole and exclusive voting power with respect to the assets listed on Schedule A attached hereto;

(2)           exercise sole and exclusive investment power, including dispositive power, with respect to the assets listed on Schedule A attached hereto; and

(3)           perform any and all other acts which in the discretion of the attorney-in-fact are necessary or desirable for and on behalf of the undersigned in connection with the foregoing.

The undersigned hereby gives and grants the foregoing attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary or appropriate to be done in and about the foregoing matters as fully to all intents and purposes as the undersigned might or could do if present, hereby ratifying all that the attorney-in-fact of, for and on behalf of the undersigned, shall lawfully do or cause to be done by virtue of this Power of Attorney.

This Power of Attorney shall remain in full force and effect and may only be revoked by the undersigned upon 75 days’ prior written and signed notice to the attorney-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 28th day of July, 2015.

/s/ Barry Zyskind
Barry Zyskind, Trustee

STATE OF NEW YORK	)
)
COUNTY OF NEW YORK	)

On this 28th day of July, 2015, Barry Zyskind personally appeared before me, and acknowledged that s/he executed the foregoing instrument for the purposes therein contained.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

/s/ Erin Harker
Notary Public

My Commission Expires: 9/24/16

SCHEDULE A

•	All shares of common stock of National General Holdings Corp. held by the Michael Karfunkel Family 2005 Trust
•	All shares of common stock of Maiden Holdings, Ltd. held by the Michael Karfunkel Family 2005 Trust
•	All equity interests of ACP Re Holdings, LLC. held by the Michael Karfunkel Family 2005 Trust